EXHIBIT 11

                    BT FINANCIAL CORPORATION AND AFFILIATES

                     COMPUTATION OF NET INCOME PER SHARE

                                 (Unaudited)

                        Three months ended      Nine months ended
                              September 30           September 30
                           1996       1995        1996       1995
                       -------------------       -----------------
(In thousands, except
 shares and per share
 data)

Primary income per
  share:
     Net income      $    3,115 $    3,465  $    9,858 $    9,617
     Preferred
      dividends               0         28          54         88
                      --------------------  ----------------------
     Net income
      applicable to
      common stock   $    3,115 $    3,437  $    9,804 $    9,529
                      =====================  ======================

     Average common
       shares
       outstanding
       and common
       stock
       equivalents    5,682,215  5,346,953   5,478,862  5,339,584
                      ===================== =======================

     Net income per
       share-primary $      .55 $      .64  $     1.79 $     1.78
                      ===================== =======================

Fully diluted income
     per share:
     Net income      $    3,115 $    3,465  $    9,858 $    9,617
                       ====================  ======================

     Average common
       shares
       outstanding
       and common
       stock
       equivalents    5,682,215  5,346,953   5,478,862  5,339,584

     Additional common
       shares assuming:
        Conversion
        of preferred
        stock Series A        0     97,405      62,923    102,043
                      --------------------  ---------------------

     Average common
       shares
       outstanding
       and common
       stock
       equivalents    5,682,215  5,444,358   5,541,785  5,441,627
                      ====================  =====================

     Net income per
       share-fully
       diluted.      $      .55 $      .64  $     1.78 $     1.77
                     ============================================

Note: Share and per share data have been adjusted to reflect the 10% stock dividend distributed on October 22, 1996.